Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2017 Results

-  Net income of $5.3 million and diluted earnings per share of $0.45, including an estimated

$0.18 hurricane impact and a $0.05 benefit from bulk debt sale  -

-  Tenth consecutive quarter of double-digit total finance receivables growth  -

Greenville, South Carolina – November 8, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights and Subsequent Events

•	Net income for the third quarter of 2017 was $5.3 million, a decrease of 18.0% from the prior-year period. Diluted earnings per share for the third quarter of 2017 was $0.45, based on a diluted share count of 11.8 million. Net income and diluted earnings per share for the third quarter of 2017 included impacts from hurricanes and a bulk sale of the Company’s previously charged-off bankrupt accounts (“bulk sale”):

Reported diluted earnings per share	$0.45
Estimated impact of hurricanes	$(0.18)
Benefit from bulk sale	$0.05

•	Total finance receivables as of September 30, 2017 were $774.9 million, an increase of 11.3%, or $78.7 million, from the prior year, and up 6.6%, or $48.1 million, sequentially.

•	Tenth consecutive quarter that total finance receivables have grown at least 10% over the prior-year period.

•	Total core small and large loan receivables increased $105.4 million, or 18.6%, compared to the prior-year period, and $55.2 million, or 9.0%, sequentially.

•	Large loan finance receivables of $308.6 million increased $91.5 million, or 42.2%, from the prior-year period and now represent 39.8% of the total loan portfolio. Small loan finance receivables as of September 30, 2017 were $363.3 million, an increase of 4.0% over the prior-year period.

•	Total revenue for the third quarter of 2017 was $69.2 million, a $6.7 million, or 10.8%, increase from the prior-year period.

•	Interest and fee income increase of 10.8%, driven by an 11.3% increase in receivables compared to the prior-year period.

•	Overall yield decrease of 30 basis points on a year-over-year basis.

•	Provision for credit losses for the third quarter of 2017 was $20.2 million, an increase of $3.7 million compared to the prior-year period. The provision for credit losses for the third quarter of 2017 included $3.0 million of incremental hurricane allowance, $1.2 million of higher net credit losses, and $0.6 million due to a temporary shift of insurance claims expense (which had no impact on net income), partially offset by a $1.0 million reduction resulting from the bulk sale.

•	Annualized net credit losses as a percentage of finance receivables were 7.8% (inclusive of 0.5% attributable to the shift in insurance claims expense noted above and a 0.5% reduction due to the bulk sale), a decrease from 8.0% in the prior-year period.

•	Total delinquencies as a percentage of total finance receivables as of September 30, 2017 were 17.5%, an improvement from 18.2% as of September 30, 2016, and flat sequentially.

•	30+ day contractual delinquencies were 6.8%, an improvement from 7.1% as of September 30, 2016 and up from 6.5% sequentially.

•	Effective this month, the Company will discontinue originating auto loans, while it will continue to own and service the remaining loans in its auto portfolio. The Company expects minimal impact to net income, as reductions in revenue will be offset by expense savings and growth in the Company’s core business.

“Despite the impact of the hurricanes, our third quarter performance drivers remained strong,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “We continued to generate year-over-year double-digit growth on our top line and in our finance receivables, with our credit performance, excluding the impact from the hurricanes, also improving. While our bottom line was clearly affected by the impact of the hurricanes, the additional $3.0 million allowance we took in the quarter should encompass any future net credit loss impact. Most importantly, we took great care to assist our customers in need and the hurricanes should have no impact on our overall business results and strategic plans for 2018 and beyond.”

“In addition, we announced today that we are discontinuing auto loan originations, further prioritizing our focus on the growth of our core small and large loan portfolios,” added Mr. Knitzer. “Finally, we successfully converted our branches in Texas to our new operating platform and now have 80% of our accounts on the new system. Overall, we continue to steadily progress in terms of our core loan strategy and infrastructure build, and we remain well positioned to deliver long-term shareholder value.”

Third Quarter 2017 Results

Finance receivables outstanding at September 30, 2017 were $774.9 million, an 11.3% increase from $696.1 million in the prior year. Finance receivables increased primarily due to an increase in both the core small and large loan portfolios.

For the third quarter ended September 30, 2017, the Company reported total revenue of $69.2 million, a 10.8% increase from $62.5 million in the prior-year period. Interest and fee income for the third quarter of 2017 was $63.6 million, a 10.8% increase from $57.4 million in the prior-year period, primarily due to an increase in the small and large loan portfolios compared to the prior-year period. Insurance income, net for the third quarter of 2017 was $3.1 million, a 31.9% increase from the prior-year period, primarily attributable to a transition in insurance carriers, causing some of the Company’s insurance claims to impact net credit losses instead of insurance income. This line swing had no impact on net income. Other income for the third quarter of 2017 was $2.5 million, an 8.3% decrease from the prior-year period, primarily the result of waiving extension and late fees for customers in hurricane-affected areas.

The provision for credit losses in the third quarter of 2017 was $20.2 million, compared to $16.4 million in the prior-year period. The increase was primarily due to an incremental $3.0 million of provision for credit losses associated with the impact of the hurricanes, higher net credit losses, and the temporary shift of $0.6 million in insurance claims expense, partially offset by proceeds of $1.0 million from the bulk sale.

Net credit losses were $14.8 million in the third quarter of 2017, an increase of $1.2 million over the prior-year period, consistent with portfolio growth. Net credit losses for the third quarter of 2017 included $1.0 million of losses attributable to the temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables in the third quarter of 2017 were 7.8% (inclusive of 0.5% attributable to the shift in insurance claims expense noted above and a 0.5% reduction due to the bulk sale), an improvement from 8.0% in the prior-year period.

General and administrative expenses for the third quarter of 2017 were $33.8 million, an increase of 11.1%, or $3.4 million, from the prior-year period. General and administrative expenses for both the third quarters of 2017 and 2016 included $0.4 million of loan system conversion costs. Sequentially, general and administrative expenses increased $2.2 million, or 6.9%, from the second quarter of 2017, primarily from personnel cost increases due to seasonal increases in bonuses, increases in average wages, staffing related to growth, accelerated implementation of centralized collections, and a $0.5 million increase in marketing spend.

Interest expense was $6.7 million in the third quarter of 2017, compared to $5.1 million in the prior-year period. The increase in interest expense was due to higher long-term debt amounts outstanding from finance receivable growth, a federal funds rate increase, larger unused lines of credit, and incremental debt issuance costs associated with upsizing the senior revolving credit facility and entering into the new warehouse credit facility. The Company’s diversified sources of funding continue to position it for long-term growth.

Net income for the third quarter of 2017 was $5.3 million, a decrease from $6.5 million in the prior-year period. Diluted earnings per share for the third quarter of 2017 were $0.45, a decrease from $0.56 in the prior-year period.

Nine Months 2017 Results

For the nine months ended September 30, 2017, the Company reported total revenue of $200.4 million, a 13.5% increase from $176.5 million in the prior-year period. Interest and fee income for the nine months ended September 30, 2017 was $182.7 million, a 13.2% increase from $161.3 million in the prior-year period, primarily due to an increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income, net for the nine months ended September 30, 2017 was $10.0 million, a 26.6% increase from the prior-year period, in part attributable to the temporary shift of certain claims expense into provision for credit losses during the Company’s transition to a new insurance provider. Other income for the nine months ended September 30, 2017 was $7.7 million, a 5.6% increase from the prior-year period.

The provision for credit losses for the nine months ended September 30, 2017 was $57.9 million, compared to $43.6 million in the prior-year period. Net credit losses for the nine months ended September 30, 2017 were $51.7 million, compared to $41.9 million in the prior-year period. Net credit losses for the current-year period included $3.6 million of losses attributable to a temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables for the nine months ended September 30, 2017 were 9.5% (inclusive of 0.7% attributable to the shift in insurance claims expense noted above and a 0.2% reduction due to the bulk sale), an increase from 8.7% in the prior-year period.

General and administrative expenses for the nine months ended September 30, 2017 were $96.9 million, an increase of $7.1 million, or 7.9%, from $89.8 million in the prior-year period. Included in the nine months 2017 and 2016 results were $1.2 million and $1.4 million in loan system conversion costs, respectively.

Net income for the nine months ended September 30, 2017 was $19.1 million, an 8.6% increase compared to net income of $17.6 million in the prior-year period. Diluted earnings per share for the nine months ended September 30, 2017 was $1.62 compared to $1.44 in the prior-year period.

De Novo Outlook

As of September 30, 2017, the Company’s branch network consisted of 344 locations. To improve network efficiency, Regional Management closed three branches in the third quarter of 2017 and plans to close three additional branches in the fourth quarter. The Company opened nine de novo branches as of September 30, 2017, and opened a tenth branch earlier this month, thus completing its de novo program for the year. For 2018, the Company expects to reaccelerate its de novo branch openings.

Liquidity and Capital Resources

As of September 30, 2017, the Company had finance receivables of $774.9 million and outstanding long-term debt of $538.4 million (consisting of $461.0 million of long-term debt on its $638.0 million senior revolving credit facility, $55.8 million of long-term debt on its $125.0 million revolving warehouse credit facility, and $21.6 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Wednesday, November 15, 2017, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10003790. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 17	3Q 16	$	%	YTD 17	YTD 16	$	%
Revenue
Interest and fee income	$63,615	$57,420	$6,195	10.8%	$182,657	$161,309	$21,348	13.2%
Insurance income, net	3,095	2,346	749	31.9%	9,985	7,886	2,099	26.6%
Other income	2,484	2,709	(225)	(8.3)%	7,710	7,302	408	5.6%

Total revenue	69,194	62,475	6,719	10.8%	200,352	176,497	23,855	13.5%

Expenses
Provision for credit losses	20,152	16,410	(3,742)	(22.8)%	57,875	43,587	(14,288)	(32.8)%
Personnel	19,534	18,180	(1,354)	(7.4)%	56,089	51,981	(4,108)	(7.9)%
Occupancy	5,480	5,175	(305)	(5.9)%	16,184	14,808	(1,376)	(9.3)%
Marketing	2,303	1,786	(517)	(28.9)%	5,287	5,363	76	1.4%
Other	6,523	5,312	(1,211)	(22.8)%	19,376	17,654	(1,722)	(9.8)%

Total general and administrative	33,840	30,453	(3,387)	(11.1)%	96,936	89,806	(7,130)	(7.9)%
Interest expense	6,658	5,116	(1,542)	(30.1)%	17,092	14,637	(2,455)	(16.8)%

Income before income taxes	8,544	10,496	(1,952)	(18.6)%	28,449	28,467	(18)	(0.1)%
Income taxes	3,235	4,020	785	19.5%	9,371	10,903	1,532	14.1%

Net income	$5,309	$6,476	$(1,167)	(18.0)%	$19,078	$17,564	$1,514	8.6%

Net income per common share:
Basic	$0.46	$0.57	$(0.11)	(19.3)%	$1.65	$1.47	$0.18	12.2%

Diluted	$0.45	$0.56	$(0.11)	(19.6)%	$1.62	$1.44	$0.18	12.5%

Weighted-average shares outstanding:
Basic	11,563	11,384	(179)	(1.6)%	11,537	11,963	426	3.6%

Diluted	11,812	11,664	(148)	(1.3)%	11,752	12,194	442	3.6%

Return on average assets (annualized)	2.8%	3.9%			3.5%	3.7%

Return on average equity (annualized)	9.4%	13.2%			11.7%	11.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q 17	3Q 16	$	%
Assets
Cash	$5,191	$3,959	$1,232	31.1%
Gross finance receivables	1,002,630	887,316	115,314	13.0%
Unearned finance charges and insurance premiums	(227,774)	(191,167)	(36,607)	(19.1)%

Finance receivables	774,856	696,149	78,707	11.3%
Allowance for credit losses	(47,400)	(39,100)	(8,300)	(21.2)%

Net finance receivables	727,456	657,049	70,407	10.7%
Property and equipment	12,657	10,701	1,956	18.3%
Restricted cash	13,849	7,906	5,943	75.2%
Intangible assets	10,239	5,324	4,915	92.3%
Deferred tax asset	5,121	—	5,121	100.0%
Other assets	5,337	6,390	(1,053)	(16.5)%

Total assets	$779,850	$691,329	$88,521	12.8%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$538,351	$481,766	$56,585	11.7%
Unamortized debt issuance costs	(5,266)	(2,403)	(2,863)	(119.1)%

Net long-term debt	533,085	479,363	53,722	11.2%
Accounts payable and accrued expenses	18,950	11,436	7,514	65.7%
Deferred tax liability	—	432	(432)	(100.0)%

Total liabilities	552,035	491,231	60,804	12.4%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,213 shares issued and 11,667 shares outstanding at September 30, 2017 and 12,984 shares issued and 11,438 shares outstanding at September 30, 2016)	1,321	1,298	23	1.8%
Additional paid-in-capital	93,673	91,524	2,149	2.3%
Retained earnings	157,867	132,322	25,545	19.3%
Treasury stock (1,546 shares at September 30, 2017 and 2016)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	227,815	200,098	27,717	13.9%

Total liabilities and stockholders’ equity	$779,850	$691,329	$88,521	12.8%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	3Q 17		2Q 17		3Q 16
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$358,380	42.7%	$341,184	42.9%	$337,674	43.3%
Large loans	288,684	29.0%	253,049	29.0%	206,437	29.0%
Automobile loans	75,984	16.2%	83,082	16.5%	99,113	17.8%
Retail loans	30,788	17.8%	30,486	19.1%	31,317	19.4%

Total interest and fee yield	$753,836	33.8%	$707,801	33.8%	$674,541	34.0%

Total revenue yield	$753,836	36.7%	$707,801	36.9%	$674,541	37.0%

	Components of Increase in Interest and Fee Income 3Q 17 Compared to 3Q 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$2,239	$(466)	$(29)	$1,744
Large loans	5,971	(29)	(12)	5,930
Automobile loans	(1,027)	(393)	92	(1,328)
Retail loans	(26)	(127)	2	(151)
Product mix	(407)	518	(111)	—

Total increase in interest and fee income	$6,750	$(497)	$(58)	$6,195

	Net Loans Originated (1)
	3Q 17	2Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$148,820	$160,380	$(11,560)	(7.2)%	$160,642	$(11,822)	(7.4)%
Large loans	105,460	86,771	18,689	21.5%	62,846	42,614	67.8%
Automobile loans	3,787	5,828	(2,041)	(35.0)%	11,099	(7,312)	(65.9)%
Retail loans	7,905	6,353	1,552	24.4%	9,258	(1,353)	(14.6)%

Total net loans originated	$265,972	$259,332	$6,640	2.6%	$243,845	$22,127	9.1%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	3Q 17	2Q 17	3Q 16
Net credit losses	$14,752	$17,589	$13,510
Percentage of average finance receivables (annualized)	7.8%	9.9%	8.0%
Provision for credit losses (1)	$20,152	$18,589	$16,410
Percentage of average finance receivables (annualized)	10.7%	10.5%	9.7%
Percentage of total revenue	29.1%	28.5%	26.3%
General and administrative expenses	$33,840	$31,642	$30,453
Percentage of average finance receivables (annualized)	18.0%	17.9%	18.1%
Percentage of total revenue	48.9%	48.4%	48.7%
Same store results:
Finance receivables at period-end	$768,794	$723,547	$657,764
Finance receivable growth rate	10.4%	12.0%	12.3%
Number of branches in calculation	333	336	315

(1)	Includes $3,000 for incremental hurricane allowance for credit losses in 3Q 17

	Finance Receivables by Product
	3Q 17	2Q 17	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$363,262	$348,742	$14,520	4.2%	$349,390	$13,872	4.0%
Large loans	308,642	267,921	40,721	15.2%	217,102	91,540	42.2%

Total core loans	671,904	616,663	55,241	9.0%	566,492	105,412	18.6%
Automobile loans	71,666	79,861	(8,195)	(10.3)%	97,141	(25,475)	(26.2)%
Retail loans	31,286	30,243	1,043	3.4%	32,516	(1,230)	(3.8)%

Total finance receivables	$774,856	$726,767	$48,089	6.6%	$696,149	$78,707	11.3%

Number of branches at period end	344	347	(3)	(0.9)%	338	6	1.8%
Average finance receivables per branch	$2,252	$2,094	$158	7.5%	$2,060	$192	9.3%

	Contractual Delinquency by Aging
	3Q 17		2Q 17		3Q 16
Allowance for credit losses (1)	$47,400	6.1%	$42,000	5.8%	$39,100	5.6%
Current	638,696	82.5%	599,344	82.5%	569,412	81.8%
1 to 29 days past due	83,230	10.7%	80,064	11.0%	77,097	11.1%

Delinquent accounts:
30 to 59 days	18,621	2.4%	17,018	2.3%	17,323	2.4%
60 to 89 days	11,631	1.5%	10,726	1.5%	10,966	1.6%
90 to 119 days	9,653	1.2%	7,793	1.0%	8,363	1.3%
120 to 149 days	6,799	0.9%	6,302	0.9%	7,215	1.0%
150 to 179 days	6,226	0.8%	5,520	0.8%	5,773	0.8%

Total contractual delinquency	$52,930	6.8%	$47,359	6.5%	$49,640	7.1%

Total finance receivables	$774,856	100.0%	$726,767	100.0%	$696,149	100.0%

1 day and over past due	$136,160	17.5%	$127,423	17.5%	$126,737	18.2%

(1)	Includes $3,000 for incremental hurricane allowance for credit losses in 3Q 17

	Contractual Delinquency by Product
	3Q 17		2Q 17		3Q 16
Small loans	$30,328	8.3%	$26,610	7.6%	$30,169	8.6%
Large loans	15,578	5.0%	13,839	5.2%	10,142	4.7%
Automobile loans	5,280	7.4%	5,172	6.5%	7,459	7.7%
Retail loans	1,744	5.6%	1,738	5.7%	1,870	5.8%

Total contractual delinquency	$52,930	6.8%	$47,359	6.5%	$49,640	7.1%

	Quarterly Trend
	3Q 16	4Q 16	1Q 17	2Q 17	3Q 17	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$57,420	$59,654	$59,255	$59,787	$63,615	$3,828	$6,195
Insurance income, net	2,346	1,570	3,805	3,085	3,095	10	749
Other income	2,709	2,797	2,760	2,466	2,484	18	(225)

Total revenue	62,475	64,021	65,820	65,338	69,194	3,856	6,719

Expenses
Provision for credit losses	16,410	19,427	19,134	18,589	20,152	(1,563)	(3,742)
Personnel	18,180	16,998	18,168	18,387	19,534	(1,147)	(1,354)
Occupancy	5,175	5,251	5,285	5,419	5,480	(61)	(305)
Marketing	1,786	1,474	1,205	1,779	2,303	(524)	(517)
Other	5,312	5,103	6,796	6,057	6,523	(466)	(1,211)

Total general and administrative	30,453	28,826	31,454	31,642	33,840	(2,198)	(3,387)
Interest expense	5,116	5,287	5,213	5,221	6,658	(1,437)	(1,542)

Income before income taxes	10,496	10,481	10,019	9,886	8,544	(1,342)	(1,952)
Income taxes	4,020	4,014	2,385	3,751	3,235	516	785

Net income	$6,476	$6,467	$7,634	$6,135	$5,309	$(826)	$(1,167)

Net income per common share:
Basic	$0.57	$0.57	$0.66	$0.53	$0.46	$(0.07)	$(0.11)

Diluted	$0.56	$0.55	$0.65	$0.52	$0.45	$(0.07)	$(0.11)

Weighted-average shares outstanding:
Basic	11,384	11,408	11,494	11,554	11,563	(9)	(179)

Diluted	11,664	11,763	11,715	11,730	11,812	(82)	(148)

Net interest margin	$57,359	$58,734	$60,607	$60,117	$62,536	$2,419	$5,177

Net credit margin	$40,949	$39,307	$41,473	$41,528	$42,384	$856	$1,435

	3Q 16	4Q 16	1Q 17	2Q 17	3Q 17	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$691,329	$712,224	$690,432	$727,533	$779,850	$52,317	$88,521

Finance receivables	$696,149	$717,775	$695,004	$726,767	$774,856	$48,089	$78,707

Allowance for credit losses	$39,100	$41,250	$41,000	$42,000	$47,400	$5,400	$8,300

Long-term debt	$481,766	$491,678	$462,994	$497,049	$538,351	$41,302	$56,585

	General & Administrative Expenses Trend
	3Q 16	4Q 16	1Q 17	2Q 17	3Q 17	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$19,596	$19,238	$20,497	$19,208	$20,591	$(1,383)	$(995)
2017 new branch expenses			276	499	676	(177)	(676)

Total operations expenses	19,596	19,238	20,773	19,707	21,267	(1,560)	(1,671)
Marketing expenses	1,786	1,474	1,205	1,779	2,303	(524)	(517)
Home office expenses	9,071	8,114	9,476	10,156	10,270	(114)	(1,199)

Total G&A expenses	$30,453	$28,826	$31,454	$31,642	$33,840	$(2,198)	$(3,387)

	Averages and Yields
	YTD 17		YTD 16
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$351,204	42.4%	$327,626	42.5%
Large loans	261,277	28.8%	179,508	28.7%
Automobile loans	82,313	16.4%	104,797	17.9%
Retail loans	31,389	18.4%	29,464	19.2%

Total interest and fee yield	$726,183	33.5%	$641,395	33.5%

Total revenue yield	$726,183	36.8%	$641,395	36.7%

	Components of Increase in Interest and Fee Income YTD 17 Compared to YTD 16 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$7,508	$(68)	$(4)	$7,436
Large loans	17,598	112	51	17,761
Automobile loans	(3,025)	(1,174)	252	(3,947)
Retail loans	277	(168)	(11)	98
Product mix	(1,034)	1,319	(285)	—

Total increase in interest and fee income	$21,324	$21	$3	$21,348

	Net Loans Originated (1)
	YTD 17	YTD 16	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$424,559	$428,068	$(3,509)	(0.8)%
Large loans	249,251	183,589	65,662	35.8%
Automobile loans	18,404	28,939	(10,535)	(36.4)%
Retail loans	20,522	26,586	(6,064)	(22.8)%

Total net loans originated	$712,736	$667,182	$45,554	6.8%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD 17	YTD 16
Net credit losses	$51,725	$41,939
Percentage of average finance receivables (annualized)	9.5%	8.7%
Provision for credit losses (1)	$57,875	$43,587
Percentage of average finance receivables (annualized)	10.6%	9.1%
Percentage of total revenue	28.9%	24.7%
General and administrative expenses	$96,936	$89,806
Percentage of average finance receivables (annualized)	17.8%	18.7%
Percentage of total revenue	48.4%	50.9%

(1)	Includes $3,000 for incremental hurricane allowance for credit losses in 3Q 17